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                                                              EXHIBIT 23.3




The Board of Directors
Sento Technical Innovations Corporation:


We consent to the use of our report dated June 21, 1996 on the financial statements of Sento Technical Innovations Corporation and subsidiaries (formerly Spire International Corp.) as of April 30, 1996 and 1995 and the related statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended April 30, 1996, included herein and to the references to our firm under the headings "Experts" and "Selected Condensed Consolidated Financial Data" in the Prospectus.




                                             KPMG Peat Marwick LLP


Salt Lake City, Utah
November 1, 1996